                                                                    EXHIBIT 2.4

           FILED
    IN THE OFFICE OF THE
  SECRETARY OF STATE OF THE
       STATE OF NEVADA
        JAN 30 1998
       No. C15064-94
           ---------
        DEAN HELLER
DEAN HELLER, SECRETARY OF STATE


             CERTIFICATE OF AMENDMENT OF THE ARTICLES OF INCORPORATION
                                         OF
                          ENERGY DRILLING INDUSTRIES, INC.


          We, the undersigned, Daniel Dror, Sr., President, and W. Arthur Lindsay, Secretary, of Energy Drilling Industries, Inc. (the "Corporation") do hereby certify:

          That the Board of Directors of the Corporation at a meeting duly convened, held on January 19, 1998, adopted a resolution to amend the original articles as follows:

               "Section 1 of Article VI of the Corporation's Articles of Incorporation is hereby amended to read as follows:

               "Section 1. AUTHORIZED SHARES. The total number of shares which the Corporation shall have the authority to issue is 110,000,000 which shall consist of 10,000,000 shares of Preferred Stock of the par value of $.001 per share and 100,000,000 shares of Common Stock of the par value of $.001 per share. The Board of Directors of the Corporation shall have authority to establish series of unissued shares of any or all of the Preferred Stock by fixing and determining the relative rights and preferences of the shares of any series so established within the limitations of Nevada law and to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued."


          That the number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 22,469,060; that the said change and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.



                                       /s/ Daniel Dror, Sr.
                                       ---------------------------------
                                       Daniel Dror, Sr., President



                                       /s/ W. Arthur Lindsay
                                       ---------------------------------
                                       W. Arthur Lindsay, Secretary

State of Texas      )
                    ) ss.
County of Harris    )

     On January 21, 1998, personally appeared before me, a Notary Public, Daniel Dror, Sr. and W. Arthur Lindsay, who acknowledged that they executed the above instrument.


                                       /s/ Gwen M. Vaughan
                                       ---------------------------------


---------------------------------------
[SEAL]        GWEN M. VAUGHAN
        NOTARY PUBLIC, STATE OF TEXAS
           MY COMMISSION EXPIRES
               FEB. 29, 2000
---------------------------------------